UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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International Assets Holding Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL ASSETS HOLDING CORPORATION

708 Third Avenue

Suite 1500

New York, New York 10017

January 14, 2011

Dear Shareholders:

You are cordially invited to attend the annual meeting of shareholders of International Assets Holding Corporation to be held at The Palmer House, 17 East Monroe Street, Chicago, Illinois 60603 on Thursday, February 24, 2011 at 10:00 a.m. (Central Standard Time). At the meeting, shareholders will be asked to vote on the election of four Directors; the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s 2011 fiscal year; an amendment to International Assets’ certificate of incorporation to change the name of the Company to “INTL FCStone Inc.”; an advisory vote on executive compensation; an advisory vote on the frequency of the advisory vote on executive compensation, and to transact such other business as may properly come before the meeting. The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered at the meeting.

Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. Thank you for your continued support of International Assets Holding Corporation.

Sincerely,

Diego J. Veitia
Chairman

INTERNATIONAL ASSETS HOLDING CORPORATION

708 Third Avenue

Suite 1500

New York, New York 10017

NOTICE

OF

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

ON

FEBRUARY 24, 2011

TO THE SHAREHOLDERS OF

INTERNATIONAL ASSETS HOLDING CORPORATION

The annual meeting of the shareholders of International Assets Holding Corporation, a Delaware corporation (the “Company” or “International Assets”), will be held on Thursday, February 24, 2011, at 10:00 a.m. Central Standard Time at The Palmer House, 17 East Monroe Street, Chicago, Illinois 60603, for the following purposes:

1. To elect four Class II Directors.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year;

3. To approve an amendment to the Company’s certificate of incorporation to change the name of the Company to “INTL FCStone Inc.”;

4. To consider an advisory vote on executive compensation;

5. To consider an advisory vote on the frequency of the advisory vote on executive compensation; and

6. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on January 5, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposal Nos. 1, 2, 3 and 4, and a vote of ‘THREE YEARS” on Proposal 5. If you fail to return your proxy card or vote by telephone or by using the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

Sean M. O’Connor
Chief Executive Officer

New York, New York

January 14, 2011

INTERNATIONAL ASSETS HOLDING CORPORATION

708 Third Avenue—

Suite 1500

New York, New York 10017

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 24, 2011

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of International Assets Holding Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of shareholders to be held on Thursday, February 24, 2011, at 10:00 a.m. (Central Standard Time), or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The annual meeting will be held at The Palmer House, 17 East Monroe Street, Chicago, Illinois 60603. The Company intends to mail this proxy statement and accompanying proxy card on or about January 14, 2011 to all shareholders entitled to vote at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive this proxy statement?

You received this proxy statement because you held shares of the Company’s common stock on January 5, 2011 (the “Record Date”) and are entitled to vote at the annual meeting. The Board of Directors is soliciting your proxy to vote at the meeting.

When and where will the annual meeting take place?

The annual meeting will be on February 24, 2011 at 10:00 a.m. (Central Standard Time), at The Palmer House, 17 East Monroe Street, Chicago, Illinois 60603.

What am I voting on?

You are being asked to vote on five items:

1. The election of four Class II Directors (see page 6);

2. The ratification of KPMG, LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year (see page 40);

3. An amendment to the Company’s certificate of incorporation to change the name of the Company to “INTL FCStone Inc.” (see page 44);

4. An advisory vote on executive compensation (see page 45); and

5. An advisory vote on the frequency of the advisory vote on executive compensation (see page 46).

How do I vote?

Shareholders of Record

If you are a shareholder of record, there are four ways to vote:

•	By toll free telephone at 1-866-540-5760.

•	By internet at www.proxyvoting.com/intl

•	By completing and returning your proxy card in the postage-paid envelope provided by the Company; or

•	By voting in person at the meeting.

Street Name Holders

Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.”

If your shares are held in street name, you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the deadline for voting via Internet or telephone?

Internet and telephone voting is available through 11:59 p.m. (Eastern Standard Time) on Wednesday, February 23, 2011 (the day before the annual meeting).

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote in the following manner:

1. FOR each of the persons nominated by the Board of Directors to serve as Directors; and

2. FOR the ratification of the appointment of KPMG, LLP as independent registered public accounting firm for the 2011 fiscal year.

3. FOR the amendment to the Company’s certificate of incorporation to change the name of the Company to “INTL FCStone Inc.”;

4. FOR the approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement; and

5. FOR the approval of a frequency of every THREE YEARS for future non-binding shareholder advisory votes on executive compensation.

Unless you give contrary instructions on your proxy card, the persons named as proxies will vote your shares in accordance with the recommendations of the Board of Directors.

Will any other matters be voted on?

We do not know of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card would authorize Diego Veitia and Sean O’Connor to vote on such matters in their discretion.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponement or adjournment of the meeting.

How many votes do I have?

You will have one vote for each share of the Company’s common stock that you owned on the Record Date.

How many votes can be cast by all shareholders?

The Company had 17,947,733 outstanding shares of common stock on the Record Date. Each of these shares is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

The holders of a majority of the Company’s common stock outstanding on the Record Date must be present at the meeting in person or by proxy in order to fulfill the quorum requirement necessary to hold the meeting. This means at least 8,973,867 shares must be present in person or by proxy.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will also be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What vote is required to approve each proposal?

For the election of Directors (Proposal No. 1), the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

For the ratification of the appointment of KPMG LLP (Proposal No.2), the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required for approval. An abstention with respect to this proposal will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a negative vote.

For the amendment of the Company’s certificate of incorporation (Proposal No. 3), the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required for approval. An abstention with respect to this proposal will not be voted with respect to the amendment, although it will be counted for the purposes of determining whether there is a quorum.

For the advisory vote on executive compensation (Proposal No. 4), the resolution will be approved if a majority of the shares represented in person or by proxy and entitled to vote at the meeting are cast in favor of the compensation. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

For the advisory vote on the frequency of the advisory votes on executive compensation (Proposal No. 5), the frequency will be determined by a plurality of the votes cast. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take it into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Can I change my vote?

Yes. If you are stockholder of record, you may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting, and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Who can attend the annual meeting?

Any person who was a shareholder of the Company on January 5, 2011 may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

What happens if I sign and return the proxy card but do not indicate how to vote on an issue?

If you return a proxy card without indicating your vote, your shares will be voted as follows:

•	FOR each of the nominees for Director named in this proxy statement;

•	FOR ratification of the appointment of KPMG, LLP as the independent registered public accounting firm for the Company for the 2011 fiscal year;

•	FOR the amendment to the Company’s certificate of incorporation to change the name of the Company to “INTL FCStone Inc.”;

•

FOR the approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement; and

•	FOR the approval of a frequency of every THREE YEARS for future non-binding shareholder advisory votes on executive compensation.

Who can help answer my questions?

If you are an International Assets Holding Corporation stockholder, and would like additional copies, without charge, of this proxy statement or if you have questions about the annual meeting, including the procedures for voting your shares, you should contact:

David Bolte Corporate Secretary 1251 NW Briarcliff Parkway Suite 800 Kansas City Missouri 64116
(515) 223-3797

PROPOSAL 1—ELECTION OF DIRECTORS

The certificate of incorporation of the Company provides that the Company will have a Board of Directors consisting of 13 members until the 2012 annual meeting of stockholders. These Directors are divided into three classes, designated as Class I, Class II and Class III. Until the 2012 annual meeting, Class I will have four members, Class II will have four members; and Class III will have five members. The number of Directors will be reduced to 11 members commencing at the 2012 annual meeting and to nine members commencing at the 2013 annual meeting.

At the 2011 annual meeting, shareholders are being asked to vote on the election of four Directors to serve in Class II, with their terms expiring at the 2013 annual meeting.

The Nominating & Governance Committee of the Company has nominated and the Board of Directors has approved the nominations of the following four persons to serve as Class II Directors. If elected, they will serve until the 2013 annual meeting. Each of the nominees has agreed to serve if elected.

The nominees are as follows:

Name of Nominee	Age	Director Since
Scott J. Branch	48	2002
Bruce Krehbiel	57	2009
Eric Parthemore	61	2009
John Radziwill	63	2002

The background of each nominee for Director is as follows:

Scott J. Branch was appointed the Chief Operating Officer of International Assets in October 2009, following the merger with FCStone Group, Inc. (“FCStone”). From 2002 until October 2009, he served as President of International Assets. He was elected to the Board of Directors in December 2002. Mr. Branch was General Manager of Standard Bank London, Ltd. from 1995 until 2002. During this period, he also served in other capacities for Standard Bank, including management of its banking and securities activities in the Eastern Mediterranean Region and management of its forfaiting and syndications group.

The Board believes that Mr. Branch’s strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services is valuable to the Board. Mr. Branch has invested in a significant equity interest in the Company and has been instrumental in guiding the Company’s successful strategy and growth. In addition to his other skills and qualifications, Mr. Branch’s position as Chief Operating Officer serves as a valuable link between the management and operations of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy.

Bruce Krehbiel was elected as a Director of International Assets on October 1, 2009, following the merger with FCStone. From 1988 until the merger, he served as a Director of FCStone, including service as its Chairman and a member of its Board’s Executive Committee. Mr. Krehbiel is the manager of Kanza Cooperative Association in Iuka, Kansas, and has worked for Kanza Cooperative Association since 1986. Mr. Krehbiel has held Director positions on the boards of the Midwest Chapter of the National Society of Accountants for Cooperatives, CenKan, LLC, and Agri-Business Benefit Group.

Mr. Krehbiel brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of accounting, risk management similar to a significant portion of the Company’s existing customer base, and services sought by that customer base. In addition, as the former Chairman of the Board of FCStone, Mr. Krehbiel is able to provide knowledge, guidance and insight into the continuing integration of the operations of the two organizations.

Eric Parthemore was elected as a Director of International Assets on October 1, 2009, following the merger with FCStone. He had previously served as a director of FCStone since 1996, as Vice Chairman of FCStone since January 2007, and as a member of its Board’s Executive Committee. He served as the Secretary and Treasurer of FCStone until January 2007. Mr. Parthemore is the President and Chief Executive Officer of Heritage Cooperative, Inc. in West Mansfield, Ohio. He has held that position since September, 2009 and had served in the same capacity with its predecessor company since 1996. Mr. Parthemore was appointed in January 2004 to serve on the Ohio Agricultural Commodity Advisory Commission by the Secretary of Agriculture in the State of Ohio. In 2009 Mr. Parthemore was selected to serve on the National Grain Car Council of the Surface Transportation Board, an agency of the US Department of Transportation.

Mr. Parthemore brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of risk management similar to a significant portion of the Company’s existing customer base, and services sought by that customer base. In addition, as the CEO of a large grain and supply cooperative involved in multiple mergers with similar organizations, Mr. Parthemore is able to provide knowledge, guidance and insight into successfully integrating the operations of multiple organizations at a time when the Company is also in the process of integrating multiple organizations.

John Radziwill was elected as a Director of International Assets in 2002. Mr. Radziwill is currently a Director of Lionheart Group, Inc., USA Micro Cap Value Co. Ltd, Goldcrown Group Limited, New York Holdings Limited, Acquisitor Plc and Acquisitor Holdings (Bermuda) Ltd, and Vendor Safe Technologies LLC. In the past five years, he has also served as a Director of Interequity Capital Corporation, GP and Radix Organization Inc. Mr. Radziwill is a member of the Bar of England and Wales.

Mr. Radziwill brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, and institutional investing, in particular in the small capitalization sector. Mr. Radziwill has invested in a significant equity interest in the Company and, as an independent director of the Company, has been closely involved in its development and growth. In addition, his background and current positions afford him the ability to bring an international perspective to the Board. This insight will be increasingly valuable as the Company continues to expand its international operations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Directors Continuing In Service

Name of Director	Age	Director Since
Paul G. Anderson	58	2009
Brent Bunte	53	2009
John Fowler	60	2005
Jack Friedman	52	2009
Daryl K. Henze	67	2009
Robert A. Miller	67	1998
Sean M. O’Connor	48	2002
Diego J. Veitia	67	1987
Justin Wheeler	37	2004

The Class III Directors whose terms will expire in 2012 are as follows:

Brent Bunte was elected as a Director of International Assets on October 1, 2009, following the merger with FCStone. From 2000 until the merger, he served as a Director of FCStone, including service as chairman of its audit committee. Mr. Bunte is the manager of NEW Cooperative in Fort Dodge, Iowa, and has been with NEW Cooperative for 22 years. Mr. Bunte has held Directorships with First American Bank and Associated Benefits Corporation.

Mr. Bunte brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of accounting, risk management similar to a significant portion of the Company’s existing customer base, and services sought by that customer base. In addition, as a Board member of the benefit provider of the Company, Mr. Bunte is able to provide knowledge and insight into the insurance and employee benefits industry at a time when the Company is seeing a significant increase in the employee headcount and its benefit provider is implementing new health care and insurance requirements.

John M. Fowler was elected as a Director of International Assets in 2005. Mr. Fowler, an attorney by training, has been a private investor since 1998 and currently serves as a private consultant. From 1996 to 1998, Mr. Fowler was the Chief Financial Officer, Executive Vice President and Director of Moneygram Payment Systems, Inc. He also served as an Executive Vice President of the Travelers Group, Inc. (now Citigroup, Inc.) from 1986 to 1994. Mr. Fowler has served as General Counsel of the U.S. Department of Transportation, as a Director of Amtrak, and as Chairman of the Compensation Committee of Air Transport International.

Mr. Fowler brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting and executive compensation. His previous positions also afford him a wealth of experience in the operation and management of a public company in the financial services sector.

Jack Friedman was elected as a director of International Assets on October 1, 2009, following the merger with FCStone. He had previously served as a director of FCStone since 1996, was its Vice Chairman, and a member of its Board’s Executive Committee. Mr. Friedman is the chief executive officer of Innovative Ag Services in Monticello, Iowa and has been with that firm or its predecessor company for 33 years, serving as manager for the past 17 years. Mr. Friedman serves as a director of Western Dubuque Biodiesel LLC.

Mr. Friedman brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of risk management similar to a significant portion of the Company’s existing customer base, and services sought by that customer base. In addition, as a board member of a renewable fuel organization, Mr. Friedman is able to provide knowledge and insight into a significant industry serviced by the Company.

Robert A. Miller, Ph.D. was elected as a Director of International Assets in 1998. He currently acts as an independent consultant and serves as the Chairman of the Board of Directors, and a member of the Nominating & Governance and Audit Committees, of The Dreman Contrarian Trust. From September 2009 to July 2010, Dr. Miller served as Interim Senior Vice President of Administration at the School of the Art Institute of Chicago. From 2006 to August 2007, Dr. Miller was Interim Senior Vice President and Provost of Roger Williams University, Bristol, Rhode Island. From 1998 to 2005, he was President of Nazareth College in Rochester, New York.

Dr. Miller brings to the Board, among other skills and qualifications, significant experience and knowledge in managing and leading large organizations during transformational growth phases. Dr. Miller is also well versed in the operations of investment companies and the regulatory environment in which they operate, and provides an academic perspective to the Board and its deliberations.

Justin R. Wheeler was elected as a Director of International Assets in 2004. Since 2000, he has been employed by Leucadia National Corporation, one of the Company’s largest shareholders since 2004, and has served as President of its Asset Management Group since 2006. Mr. Wheeler was also appointed Vice President of Leucadia in 2006. He was a board member of AmeriCredit Corp from 2008 until its acquisition by General Motors in 2010. Mr. Wheeler has previously served as President and Chief Executive Officer of American Investment Bank, N. A., a subsidiary of Leucadia.

Mr. Wheeler brings to the Board, among other skills and qualifications, extensive management and financial experience. In addition, Mr. Wheeler provides knowledge and insight into the expectations and perspective of institutional shareholders, thus benefiting not only other institutional shareholders but retail shareholders as well.

The Class I Directors whose terms will expire in 2013 are as follows:

Diego J. Veitia founded International Assets in 1987 and served as Executive Chairman of the Board until September 30, 2006. Mr. Veitia currently serves as non-executive Chairman of the Board and has done so since October 2006. He served as Chief Executive Officer of International Assets from its inception in 1987 until October 2002. Mr. Veitia also serves as Chairman of Veitia and Associates, Inc., a private investment company.

Mr. Veitia brings to the Board, among other skills and qualifications, a unique perspective to the Board as the founder of the organization. Mr. Veitia also brings an international perspective to the Board, as well as insight from a variety of long-term and institutional investors with whom he maintains contact.

Sean M. O’Connor joined International Assets in October 2002 as Chief Executive Officer. In December 2002, he was elected to the Board of Directors. From 1994 until 2002, Mr. O’Connor was Chief Executive Officer of Standard New York Securities, a division of Standard Bank. From 1999 until 2002, Mr. O’Connor also served as Executive Director of Standard Bank London, Ltd., a United Kingdom bank and subsidiary of the Standard Bank of South Africa.

The Board believes that Mr. O’Connor’s strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services is valuable to the Board. Mr. O’Connor has invested in a significant equity interest and has led the Company and guided its successful strategy and growth. In addition to his other skills and qualifications, Mr. O’Connor’s position as Chief Executive Officer serves as a valuable link between the management and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business, strategy and opportunities.

Paul G. Anderson was elected as a Director of International Assets on October 1, 2009, following the merger with FCStone. He was appointed President of International Assets on October 5, 2009. Mr. Anderson had been employed by FCStone since 1987 and had served as its President and Chief Executive Officer since 1999. He also served as a Director of FCStone from 2006 until the merger with International Assets. Mr. Anderson is the past President of the Kansas Cooperative Council and past founding Chairman of the Arthur Capper Cooperative Center at Kansas State University. Mr. Anderson is a Director of the Associated Benefits Corporation and is a member of National Council of Farmer Cooperatives, the National Feed and Grain Association and several other state associations.

The Board believes that Mr. Anderson’s strong leadership skills and knowledge of the Company, in particular with respect to the products and services provided by the various FCStone segments, is valuable to the Board. In addition to his other skills and qualifications, Mr. Anderson’s position as President serves as a valuable link between the management, operations and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy, along with an unequalled knowledge of the core risk management services provided to a significant portion of the Company’s business.

Daryl Henze was elected as a Director of International Assets on October 1, 2009, following the merger with FCStone. From November 2006 until the merger, he served as a Director of FCStone. He also served as the chairman of the audit committee of FCStone. Mr. Henze is a consultant in the area of finance and accounting. He spent 36 years with the accounting firm KPMG LLP before his retirement in 2001, including 28 years as an audit partner. Mr. Henze serves on the Board of Directors of Wellmark, Inc. and is Lead Director, Chairman of its Audit Committee, Chairman of its Governance Committee, and a member of its Human Resources and Finance Committees. Mr. Henze also serves on the Boards of two other private companies. He is a former president and current member of the Minnesota State Mankato Alumni Association and is on the Iowa State University Foundation Board. He is a past president of the Iowa Society of Certified Public Accountants and served on the Iowa Accountancy Examining Board for nine years.

Mr. Henze brings to the Board, among other skills and qualifications, significant knowledge in the areas of finance, accounting, internal audit and Sarbanes-Oxley compliance. In addition, as a Board member of Wellmark, Inc., Mr. Henze is able to provide knowledge and insight into the insurance and employee benefits industry at a time when the Company is seeing a significant increase in the employee headcount and its employee benefit costs will be impacted by new health care and insurance requirements.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, the Board of Directors provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management.

There are three committees of the Board of Directors—the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. Committee assignments are re-evaluated annually and approved during the Board meeting that follows the annual meeting of shareholders. The Board of Directors has adopted charters for all of its Committees. Copies of these charters can be found on the Company’s website at http://www.intlassets.com.

During the fiscal year ended September 30, 2010, the Board of Directors held six meetings. Each Director attended at least 75% of the total number of regular meetings of the Board. In addition, each Director (other than Mr. Wheeler) attended at least 75% of the Board committee meetings of which he was a member in 2010.

The Company has adopted a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders and at scheduled meetings of the Board of Directors. This policy is as follows:

Attendance of Directors at Meetings

The Board of Directors currently holds regularly scheduled meetings and calls for special meetings as necessary. Meetings of the Board may be held telephonically. Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their duties.

Directors are also expected to attend the annual meeting of shareholders. The Board believes that Director attendance at shareholder meetings is appropriate and can assist Directors in carrying out their duties. When Directors attend shareholder meetings, they are able to hear directly shareholder concerns regarding the Company. It is understood that special circumstances may occasionally prevent a Director from attending a meeting.

Twelve of the Company’s thirteen current Directors attended the 2010 annual meeting of the shareholders on March 3, 2010.

Audit Committee

The Audit Committee meets at least quarterly with the Company’s management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent accountants, assess the adequacy of the Company’s staff, management performance and procedures in connection with financial controls and receive and consider the accountants’ comments on the Company’s internal controls. The members of the Audit Committee during the 2010 fiscal year were: Daryl Henze (Chairman), John Radziwill, Justin R. Wheeler, Bruce Krehbiel and Brent Bunte. The Audit Committee met seven times during the 2010 fiscal year.

The Board has determined that each member of the Audit Committee who served during the Company’s 2010 fiscal year is an “audit committee financial expert” within the meaning of Item 407(d)(5) of SEC Regulation S-K.

Compensation Committee

The Compensation Committee makes determinations concerning salaries and incentive compensation and otherwise determines compensation levels for the Company’s executive officers and other key employees and performs such other functions regarding compensation as the Board may delegate. The members of the Compensation Committee during the 2010 fiscal year were: John M. Fowler (Chairman), John Radziwill, Robert A. Miller, Jack Friedman and Eric Parthemore. The Compensation Committee met six times during the 2010 fiscal year.

Nominating & Governance Committee

The Nominating & Governance Committee reviews and evaluates the effectiveness of the Company’s executive development and succession planning processes, as well as providing active leadership and oversight of these processes. The Nominating & Governance Committee also evaluates and recommends nominees for membership on the Company’s Board of Directors and its committees and develops and recommends to the Board a set of effective corporate governance policies and procedures.

The members of the Nominating & Governance Committee during the 2010 fiscal year were: John Radziwill (Chairman), Robert A. Miller, Justin R. Wheeler, Brent Bunte and Jack Friedman. The Committee met five times during the 2010 fiscal year.

In September 2005, the Board of Directors adopted a formal policy concerning shareholder recommendations for candidates as nominees to the Board of Directors. The policy has been incorporated into the charter of the Nominating & Governance Committee which is posted on the Company’s website. The policy is as follows:

The Nominating & Governance Committee is charged with recommending to the entire board a slate of Director nominees for election at each annual meeting of the shareholders. Candidates for Director nominees are selected for their character, judgment and business experience.

The Committee will consider recommendations from the Company’s shareholders when establishing the slate of Director nominees to be submitted to the entire board. Such recommendations will be evaluated by the Committee using the same process and criteria that are used for recommendations received from Directors and executive officers. The Committee will consider issues of diversity, experience, skills, familiarity with ethical and corporate governance issues which the Company faces in the current environment, and other relevant factors. The Committee will make these determinations in the context of the perceived needs of the Company at the time.

Procedures by which Shareholders may submit Nominees for Director

For a shareholder to recommend a Director nominee to the Committee, the shareholder should send the recommendation to the Chairman of the Nominating & Governance Committee, c/o Corporate Secretary, International Assets Holding Corporation, 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. The recommendation should include (a) the name, address and telephone number of the potential nominee; (b) a statement regarding the potential nominee’s background, experience, expertise and qualifications; (c) a signed statement from the potential nominee confirming his or her willingness and ability to serve as a Director and abide by the corporate governance policies of International Assets Holding Corporation (including its Code of Ethics) and his or her availability for a personal interview with the Committee; and (d) evidence establishing that the person making the recommendation is a shareholder of the Company.

Recommendations which comply with the foregoing procedures and which are received by the Secretary before September 1 in any year will be forwarded to the Chairman of the Nominating & Governance Committee for review and consideration by the Committee for inclusion in the slate of Director nominees to be recommended to the entire Board for presentation at the annual meeting of shareholders in the following year. In evaluating Director nominees, the Nominating & Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its Directors;

•

the knowledge, skills and experience of nominees, including experience in securities markets, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh and diverse perspectives provided by new members.

The Nominating & Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for Director nominees, although the Nominating & Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating & Governance Committee also believes that it is appropriate for certain key members of the Company’s management to serve as Directors.

The Nominating & Governance Committee identifies nominees by first evaluating the current members of the Board of Directors who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating & Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating & Governance Committee. Research may also be performed to identify qualified individuals. In consideration of the growth of the Company and the expanded international scope of the Company, it is anticipated the Company will strive to increase the diversity on the Board of Directors in the future. To date, the Company has not engaged third parties to identify or evaluate potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

Shareholder Communications with Non-Management Members of the Board

The Company has adopted a formal process for shareholder communications with the independent members of the Board. The policy, which is available on the Company’s website, www.intlassets.com, is as follows:

Interested parties are invited to communicate with the non-management members of the Board by sending correspondence to the non-management members of the Board of Directors, c/o Corporate Secretary, International Assets Holding Corporation, 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. or via e-mail to board@intlassets.com.

The Corporate Secretary will review all such correspondence and forward to the non-management members of the Board a summary of all such correspondence received during the prior month and copies of all such correspondence that deals with the functions of the Board or committees thereof or that otherwise is determined to require attention of the non-management Directors. Non-management Directors may at any time review the log of all correspondence received by the Company that is addressed to the non-management members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Board Leadership

A substantial majority of the members of the Board of Directors (ten of thirteen) are independent directors. The three Board committees – Audit, Nominating and Governance, and Compensation – are comprised solely of and chaired by independent directors; and at each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors. The position of Chairman of the Board is separated from Chief Executive Officer, and the Chairman of the Board position is held by an independent director.

Board’s Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to International Assets’ risk management processes. This includes working with management to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk, and reports regularly to the Board and to specific committees on current and emerging risks and the Company’s approach to avoiding the mitigating risk exposure. The Board reviews the Company’s most significant risks and whether management, including the risk department of the Company, is responding consistently within the Company’s overall risk management and mitigation strategy.

The Compensation Committee of the Board monitors the compensation programs of the Company, including reviewing the relationship between the Company’s risk management policies and practices and compensation arrangements. Credit losses and trading losses are considered in the calculation of variable compensation of the Company’s executives and revenue producing employees, and negative balances in one period are carried forward to succeeding periods. The Company periodically changes or adapts its compensation policies to address the specific risk profile of each business unit.

BOARD MEMBER INDEPENDENCE

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating & Governance Committee and the Board. No Director is considered independent if he is an executive officer or employee of the Company or has a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

The Board of Directors has determined that, in its judgment as of the date of this Proxy Statement, each of the Company’s Directors, other than Sean O’Connor, Scott Branch and Paul Anderson, are independent Directors within the meaning of Rule 5600 of the NASDAQ Stock Exchange. Accordingly, all of the members of the Audit, Compensation and Nominating & Governance Committees are independent within the meaning of NASDAQ Rule 5600.

EXECUTIVE COMPENSATION–

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the Company’s executive compensation program, including the objectives of the program, the policies underlying the program, the types of compensation provided by the program, and how the Company determined the compensation paid to each named executive officer.

Background

The Company’s Compensation Committee has primary responsibility for the design and implementation of the Company’s executive compensation program. The Committee directly determines the compensation for the Company’s principal executive officers. The Committee receives recommendations from the Chief Executive Officer regarding the compensation of the President, the Chief Operating Officer, the Chief Financial Officer and the Chief Legal and Governance Officer. The Committee also supervises and reviews the compensation for the Company’s other executive officers. The salaries for those officers are currently determined by one or more of the Company’s principal executive officers.

For the 2010 fiscal year, the five principal executive officers were Sean M. O’Connor, who served as the Chief Executive Officer, Paul G. Anderson, who served as the President, Scott Branch, who served as the Chief Operating Officer, William J. Dunaway, who served as the Chief Financial Officer, and Brian Sephton, who served as the Chief Legal and Governance Officer. Prior to the 2010 fiscal year, Mr. Anderson and Mr. Dunaway served as executive officers of FCStone. They became executive officers of the Company as a result of the acquisition of FCStone that occurred on October 1, 2009.

The Company’s executive compensation program has been designed to reflect the Company’s vital need to attract and retain executives with specific skills and experience in the various businesses operated by the Company. In this regard, the success of these businesses is directly dependent on the ability of the

Company’s executives to generate operating income with an appropriate level of risk. The Company competes with larger and better capitalized companies for individuals with the required skills and experience. As a result, the Company must have a compensation program which provides its executives with a competitive level of compensation relative to the compensation available from the Company’s competitors.

The Company’s executive compensation program has also been designed to reward executives based on their contribution to the Company’s success. The Compensation Committee believes that a compensation program which relies heavily on performance based compensation will both maximize the efforts of the Company’s executives and align the interests of executives with those of shareholders. This form of compensation also allows the Company to compete for talented individuals since it is common in the financial services industry.

As a result of the acquisition of FCStone, the Company assumed all of the existing executive compensation arrangements of FCStone, including those applicable to Mr. Anderson and Mr. Dunaway. The Compensation Committee’s goal is to integrate the executives of FCStone into the Company’s executive compensation program, subject to the obligation to provide benefits that have previously been granted to the FCStone executives.

Objectives of the Company’s Executive Compensation Program

The Company’s executive compensation program is designed to meet three principal objectives:

•	to provide competitive levels of compensation in order to attract and retain talented executives,

•	to provide compensation which reflects the contribution made by each executive to the Company’s success, and

•	to encourage long term service to the Company by awarding equity based compensation.

Attract and Retain Talented Employees

The Company’s success depends on the leadership of senior executives and the skills and experience of its other executives. In order to attract and retain highly capable individuals, the Company needs to ensure that the Company’s compensation program provides competitive levels of compensation. Therefore, the Compensation Committee seeks to provide executives with compensation that is similar to the compensation paid by other financial services firms.

Provide Compensation Based on Performance

The Company believes that its continued success requires it to reward individuals based upon their contribution to the Company’s success. Accordingly, a substantial portion of each executive’s compensation is in the form of bonuses, which are paid based on both objective and subjective criteria.

Encourage Long-Term Service through Equity Awards

The Company seeks to encourage long-term service by making equity awards to the Company’s executives. In the case of the principal executive officers, the Compensation Committee may elect to award a portion of the executive’s bonus in the form of restricted stock. In the case of other executives, the Compensation Committee offers the executives the right to receive a portion of their bonuses in the form of restricted stock. All executives have the right to exchange a portion of any restricted stock awards for stock options.

What the Executive Compensation Program is Designed to Reward

By linking compensation opportunities to performance of the Company as a whole, the Company believes the Company’s compensation program encourages and rewards:

•	Efforts by each executive to enhance firm-wide productivity and profitability

•	Entrepreneurial behavior by each executive to maximize long-term equity value in the interest of all shareholders

Elements of Compensation

The Company’s executive compensation program provides for the following elements of compensation:

•	base salary

•	bonus under established bonus plans with objective criteria

•	discretionary bonus based on subjective criteria

•	health insurance and similar benefits

Base Salary

The Company pays each executive officer an annual base salary in order to provide the executive with a predictable level of income and enable the executive to meet living expenses and financial commitments. The Compensation Committee views base salary as a way to provide a non-performance based element of compensation that is certain and predictable. The Compensation Committee believes the base salaries paid to the Company’s executive officers in 2010 were modest compared to other financial service firms.

The annual base salaries for Sean M. O’Connor, Paul G. Anderson and Scott J. Branch in 2010 were $400,000. The Board voted to set the base salaries for Mr. O’Connor and Mr. Branch as of December 1, 2009, based on a recommendation of the Compensation Committee. Mr. Anderson’s base salary was established under his employment agreement with FCStone that was assumed by the Company in connection with the acquisition of FCStone.

The annual base salaries for William J. Dunaway and Brian T. Sephton in 2010 were $200,000. The Board voted to set this base salary for Mr. Sephton as of December 1, 2009, based on a recommendation of the Compensation Committee. Mr. Dunaway’s base salary was established under his employment agreement with FCStone that was assumed by the Company in connection with the acquisition of FCStone.

Executive Performance Plan

The Company adopted the Executive Performance Plan (the “EPP”) in 2007 in order to provide bonuses to designated executives based upon objective criteria. The plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code so that the compensation is deductible for federal income tax purposes. The EPP permits awards to be paid in cash, restricted stock or a combination of both.

The Company utilizes the EPP to reward the Company’s five principal executive officers. Bonuses paid under the EPP are objective and are based on criteria established by the Company in advance. The Compensation Committee utilizes bonuses under the EPP as the Company’s primary tool for encouraging executives to maximize productivity and profitability. Awards under the plan provide executives with an incentive to focus on aspects of the Company’s performance that the Compensation Committee believes are key to the Company’s success.

The Compensation Committee administers the EPP and has responsibility for designations of eligible participants and establishing specific “performance targets” for each participant in the plan. The performance targets may be based on one or more of the following business criteria, or on any combination of these criteria:

•	change in share price

•	adjusted return on equity

•	control of fixed costs

•	control of variable costs

•	adjusted EBITDA growth

The targets must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m).

With respect to adjusted EBITDA growth, the plan provides that earnings before interest, taxes, depreciation and amortization (“EBITDA”) for any year will be adjusted as follows: to the extent that any portion of the commodity inventory of the Company and its subsidiaries is valued pursuant to generally accepted accounting principles (“GAAP”) at the end of any year at the lower of cost or market value, the EBITDA for such year will be increased by the amount of any unrealized gains which the Company would have recognized in that year if such commodity inventory had been valued at market in accordance with GAAP.

With respect to adjusted return on equity and adjusted EBITDA growth, the plan generally requires that adjustments be made to return on equity or EBITDA, as the case may be, when determining whether the applicable performance targets have been met, so as to eliminate, in whole or in part, in any manner specified by the Committee at the time the performance targets are established, the gain, loss, income and/or expense resulting from the following items:

•	changes in accounting principles that become effective during the performance period;

•	extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, excluding early extinguishment of debt, and

•	the disposition of a business, in whole or in part.

The Committee may, however, provide at the time the performance targets are established that one or more of these adjustments will not be made as to a specific award or awards.

In addition, the Committee may determine at the time the goals are established that other adjustments will be made under the selected business criteria and applicable performance targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following:

•	gain or loss from all or certain claims and/or litigation and insurance recoveries,

•	the impact of impairment of tangible or intangible assets

•	restructuring activities reported in the Company’s public filings, and

•	the impact of investments or acquisitions.

Each of these adjustments may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Committee at the time the performance targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles, unless another objective method of measurement is designated by the Committee. Finally, adjustments will be made as necessary to any business criteria related to the Company’s stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.

Concurrently with the selection of performance targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. Under the plan, the maximum bonus for each fiscal year may not exceed $3,000,000 for any executive.

Over the five-year term of the plan, the maximum per participant amounts are thus $15,000,000 for each executive. Notwithstanding this overall maximum, the Committee has sole discretion to determine, pursuant to its “negative discretion,” whether to actually pay any of or the entire maximum permissible bonus or to defer payment or vesting of any bonus, subject in each case to the plan’s terms and any other written commitment authorized by the Committee. The Committee is also authorized to exercise its negative discretion by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Committee may waive these additional conditions and terms, it may not waive the basic performance target as to the business criterion chosen for any particular period.

Bonuses will be paid in either cash or a combination of cash and restricted stock on a basis to be established by the Committee. In general, restricted stock is a grant of stock that is subject to forfeiture if specified vesting requirements are not satisfied.

If any portion of a bonus is payable in the form of restricted stock, then the restricted stock will be issued to the executive at a discount of 25% to the market value of the Company’s common stock (determined as of the date that is 75 days following the end of the applicable performance period, or, if the committee has not determined the bonus by this date, 15 days after the amount of the bonus is determined and certified by the Committee). These shares of restricted stock will vest at the rate of one-third per year, with the first one-third to vest on the first anniversary of the award and each subsequent one-third to vest at the end of each subsequent anniversary, all as specified with greater particularity in an award agreement to be entered into in accordance with the Company’s Restricted Stock Plan. In its discretion, the Committee may waive these provisions and elect to pay 100% of any bonus payable under the plan, regardless of amount, entirely in cash (for example, in the case of a participant who already holds a substantial number of shares). Likewise, in its discretion, the Committee may alter the vesting period or reduce the discount applicable to any restricted stock award.

In the event sufficient shares are not available pursuant to the Restricted Stock Plan, then the entire bonus will be payable in cash.

In the past, the Company has allowed participants in the Executive Performance Plan to exchange up to 33% of any shares of restricted stock granted under the plan for options to acquire three times such number of shares of the Company’s common stock pursuant to the 2003 Stock Option Plan (the “Substitute Options”). The Substitute Options had the following terms:

•	the initial exercise price will be equal to the Fair Market Value (as defined in the Stock Option Plan) of the Company’s common stock on the date that the Substitute Options are granted,

•	the Substitute Options will have a term of four years,

•

the right to exercise the Substitute Options will generally vest at the rate of one-third per year, with the first one-third to vest on the first anniversary of the grant and each subsequent one-third to vest on each subsequent anniversary, and

•	other terms to be established by the Committee in accordance with the terms of the 2003 Stock Option Plan.

A participant’s election to receive Substitute Options must be made by written notice to the Committee not more than five days following the participant’s receipt of notice that the participant has been awarded restricted stock under the plan.

The Compensation Committee elected to discontinue the ability of participants to exchange restricted stock granted under the performance plan for options effective with the 2011 fiscal year.

The performance plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is required to satisfy the requirements of Section 162(m).

Application of Executive Performance Plan in 2010

For 2010, the Compensation Committee selected Sean O’Connor, Paul Anderson, Scott Branch, William Dunaway and Brian Sephton to be participants in the Executive Performance Plan. Messrs. O’Connor, Anderson and Branch were subject to Tier 1, and Messrs. Dunaway and Sephton were subject to Tier 2.

The actual amounts to be paid under the plan for 2010 were based on the following two performance targets: adjusted return on equity and increase in share price.

Executive Performance Plan - Fiscal 2010

Performance Target			Performance Target
Adjusted ROE	Tier 1 bonus	Tier 2 bonus	Increase in stock price from 9/30/09	Tier 1 bonus	Tier 2 bonus
Less than 10.0%	None	None	Less than 10.0%	None	None
10.0%	$300,000	$150,000	10.0%	None	None
For every additional 0.1% from 10.1% to 12.5%, add	14,000	7,000	For every additional 0.1% from 10.1% to 12.5%, add	$7,000	$3,500
12.5%	650,000	325,000	12.5%	175,000	87,500
For every additional 0.1% from 12.5% to 15.0%, add	14,000	7,000	For every additional 0.1% from 12.5% to 15.0%, add	2,000	1,000
15.0%	1,000,000	500,000	15.0%	225,000	137,500
For every additional 0.1% from 15.0% to 17.5%, add	14,000	7,000	For every additional 0.1% from 15.0% to 17.5%, add	2,000	1,000
17.5%	1,350,000	675,000	17.5%	275,000	137,500
For every additional 0.1% from 17.5% to 20.0%, add	14,000	7,000	For every additional 0.1% from 17.5% to 20.0%, add	3,000	1,500
20.0% or more	1,700,000	850,000	20.0%	350,000	175,000
			For every additional 0.1% from 20.0% to 28.0%, add	2,625	1,313
			More than 28.0%	560,000	280,000

Bonuses Earned under Executive Performance Plan for 2010

The performance targets established by the Compensation Committee and the Board of Directors under the Executive Performance Plan for 2010 provided that no bonus would be awarded if the adjusted return on equity and the increase in share price were both less than 10%. In both cases, the 10% thresholds were not met. Consequently, no bonuses were awarded under the plan to the five participating executive officers for 2010.

Discretionary Bonuses

The Company may award discretionary bonuses to its executives based on a subjective evaluation of the executive’s performance and the overall performance of the Company. These awards are in addition to bonuses paid under the Executive Performance Plan.

In the case of discretionary bonuses awarded to the principal executive officers, the discretionary bonuses are awarded in the form of cash, restricted stock or a combination of both, as determined by the Compensation Committee. The nominal amount of the portion of any bonus which is awarded in the form of restricted stock is issued at a 25% discount from the fair market value of the Company’s common stock at the time of the award. The restricted stock vests over a period of three years.

In the case of discretionary bonuses awarded to other executive officers, the discretionary bonuses are awarded in the form of cash, unless the executive elects, prior to the end of the first quarter of each fiscal year, to receive a portion of any discretionary bonuses in the form of restricted stock. In the event that the executive makes such an election, then a portion of the nominal amount of the bonus is awarded in the form of restricted stock. This portion is equal to 15% of the first $50,000 of the bonus and 30% of the portion over $50,000. The restricted shares are issued at a 25% discount from the fair market value of the Company’s common stock at the time of the award. The restricted stock vests over a period of three years. These executives also have the right to elect to exchange one-third of the restricted stock awarded for three times the number of stock options.

In 2010, the Compensation Committee utilized discretionary bonuses in order to adjust the total compensation paid to the five principal executives to an amount which the Compensation Committee believed to be appropriate in light of each executive’s contribution to the Company’s success for the fiscal year, including the successful integration of the firms after the merger with FCStone.

For 2010, the Compensation Committee elected to award discretionary bonuses in the following amounts to the five principal executive officers:

Discretionary Bonuses-Five Principal Executive Officers

Name	Nominal Amount (1)	Cash Amount (2)	Restricted Shares (3)
			(#)	Value
Sean O’Connor	$500,000	$405,000	5,377	$126,682
Scott Branch	$500,000	$405,000	5,377	$126,682
Paul Anderson	$500,000	$405,000	5,377	$126,682
William Dunaway	$250,000	$210,000	2,264	$53,340
Brian Sephton	$250,000	$210,000	2,264	$53,340

(1)	This column sets forth the nominal amount of the discretionary bonus awarded to each executive for services rendered during 2010. A portion of this amount was paid in the form of a cash bonus and the balance was paid in the form of restricted stock valued at a discount of 25% to the market value of the Company’s common stock.
(2)	This column sets forth the cash amount of the discretionary bonus awarded to each executive for services rendered during 2010. These amounts were paid in fiscal 2011.
(3)	This column sets forth the number of shares of restricted stock awarded to each executive and the value of the shares calculated in accordance with the Stock Compensation Topic of the Accounting Standards Codification. These shares vest over a period of three years. These shares were granted on December 14, 2010, and had a fair market value of $ 23.56 per share on the date of grant.

The Committee determined the nominal amount of the discretionary bonuses paid to the five principal officers in light of its assessment of the Company’s performance in 2010. The Committee noted that each of the five executives played a central role in the successful integration of the operations of FCStone and the consummation of four additional strategic acquisitions. The Committee also noted that the Company’s performance during the 2010 fiscal year was stable despite the difficult market for financial services firms generally. Nevertheless, the Committee believed that the total bonuses for 2010 should not be as great as the bonuses for 2009 because the Company did not achieve the performance thresholds set forth in the Executive Performance Plan.

Other Benefits

The Company provides medical, life insurance, disability and other similar benefits to executives and other employees. The Company intends these benefits to be generally competitive, in order to help in the Company’s efforts to recruit and retain talented executives. The Company’s executives participate in these benefit programs on the same basis as all of the Company’s other employees. The Company’s executives are also entitled to receive certain compensation in connection with the termination of their employment. See “Employment Agreements” below.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules (the “named executive officers”) for 2010, 2009 and 2008 fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (6)	All Other Compensation ($)(7)	Total ($)
Sean M. O’Connor, Chief Executive Officer	2010	362,500	405,000	175,466	20,532			10,312	973,810
	2009	175,000	331,094	66,200	71,163	428,906		11,500	1,083,863
	2008	175,000	130,000	129,323	45,021	620,000		10,500	1,109,844

Scott J. Branch, Chief Operating Officer	2010	362,500	405,000	175,466	20,532			10,312	973,810
	2009	175,000	331,094	66,200	71,163	428,906		11,500	1,083,863
	2008	175,000	130,000	129,323	45,021	620,000		10,500	1,109,844

Paul G. Anderson, President	2010	470,833	405,000				36,930	19,943	932,706
	2009	(7)
	2008

William J. Dunaway, Chief Financial Officer	2010	216,667	210,000				663	17,733	445,063
	2009	(8)
	2008

Brian T. Sephton, Chief Legal Officer	2010	189,167	210,000	157,727	16,325			10,312	583,531
	2009	135,000	196,898	197,153	55,216	314,725		14,000	912,992
	2008	135,000	73,125	82,323	30,201	378,750		13,000	712,399

(1)	The annual base salaries of the executive officers were adjusted on December 1, 2009, with the base salaries of Mr. O’Connor, Mr. Anderson and Mr. Branch being set at $400,000, and the base salaries of Mr. Dunaway and Mr. Sephton being set at $200,000.
(2)	The amounts in this column reflect discretionary cash bonuses awarded to the executive officers for services rendered in each fiscal year. In each case these cash bonuses were paid in the following fiscal year.

(3)	The amounts in this column represent the dollar amounts recognized by the Company for financial statement reporting purposes in each fiscal year in accordance with the Stock Compensation Topic of the Accounting Standards Codification. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to these awards, see Note 19 in the Company’s consolidated financial statements for the fiscal year ended September 30, 2010, as set forth in the Company’s Form 10-K for the 2010 fiscal year. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.
(4)	The amounts in this column represent the dollar amounts recognized for financial statement reporting purposes in each fiscal year on account of stock options granted to each of the named executive officers in accordance with the Stock Compensation Topic of the Accounting Standards Codification, including expense from stock options granted in earlier years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to these option grants, see Note 18 in the Company’s consolidated financial statements for the fiscal year ended September 30, 2010, as set forth in the Company’s Form 10-K for the 2010 fiscal year. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.
(5)	The amounts in this column reflect cash bonuses earned by each executive officer in each fiscal year under the Executive Performance Plan. In each case, these bonuses were paid in the following fiscal year.
(6)	The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under the qualified and non-qualified pension plans of FCStone assumed by the Company in connection with the acquisition of FCStone. The increase was determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. The amounts in this column also reflect earnings accrued on deferred compensation amounts for the named executive officers.
(7)	The amounts in this column represent (i) the dollar amount of matching contributions made by the Company under its 401(k) plan in 2010 and its SIMPLE IRA plan in 2009 and 2008 and (ii) with respect to Messrs. Anderson and Dunaway, the incremental cost of their personal use of a company vehicle.
(8)	Mr. Anderson became an executive officer of the Company as of October 1, 2009 in conjunction with the acquisition of FCStone.
(9)	Mr. Dunaway became an executive officer of the Company as of October 1, 2009 in conjunction with the acquisition of FCStone.

Grants of Plan Based Awards—2010

The following table sets forth information on plan based awards granted in the 2010 fiscal year to each of the Company’s named executive officers. There can be no assurance that the amounts disclosed below will ever be realized. The amount of these equity awards that were expensed, and the amount of the non-equity awards that were earned in 2010, are shown in the Summary Compensation Table on page 25.

Grants of Plan-Based Awards
For Fiscal Year Ended September 30, 2010

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All other Stock Awards:	All Other Option Awards:
Name	Grant Date	Approval Date	Target ($)	Maximum ($)(1)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#) (2)	Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Sean M. O’Connor	12/11/09	12/11/09		2,260,000
	12/11/09	12/11/09					20,566			320,007
Scott J. Branch	12/11/09	12/11/09		2,260,000
	12/11/09	12/11/09					20,566			320,007
Paul G. Anderson	12/11/09	12/11/09		2,260,000
William J. Dunaway	12/11/09	12/11/09		1,130,000
Brian T. Sephton	12/11/09	12/11/09		1,130,000
	12/11/09	12/11/09					11,444			178,069

(1)	The information in this column sets forth the maximum amount that could have been paid to each named executive officer under the Company’s Executive Performance Plan for the year ended September 30, 2010. The potential payment under the plan for each named executive officer ranged from none to the maximum amount specified in the table, depending upon the achievement of the performance criteria for 2010. These criteria are described in the section entitled “Application of Executive Performance Plan in 2010” above. As noted elsewhere in this proxy statement, no bonuses were earned under the Executive Performance Plan in 2010.
(2)	The information in this column consists of restricted shares issued in fiscal year 2010 under the Executive Performance Plan and under the Company’s Restricted Stock Plan with respect to services rendered in fiscal year 2009.

Outstanding Equity Awards at Fiscal Year-End—2010

The following table sets forth all outstanding equity awards held by the named executive officers as of September 30, 2010.

Outstanding Equity Awards at September 30, 2010

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Sean M. O’Connor	10,000		2.50	12/06/2012	2,659	(1)	48,128	(5)
	122,500		2.50	03/07/2013	10,000	(2)	181,000	(5)
		80,000	7.282	12/05/2014	20,566	(4)	372,245	(5)
Scott J. Branch	78,374		2.50	03/07/2013	2,659	(1)	48,128	(5)
		80,000	7.282	12/05/2014	10,000	(2)	181,000	(5)
					20,566	(4)	372,245	(5)
Paul G. Anderson	98,740		18.64	06/13/2016
	73,012		54.23	03/16/2017
William J. Dunaway	9,735		18.64	06/13/2016
	13,275		54.23	03/16/2017
Brian T. Sephton		60,000	6.62	12/05/2014	1,782	(1)	32,254	(5)
					7,500	(2)	135,750	(5)
					12,956	(3)	234,504	(5)
					11,444	(4)	207,136	(5)

(1)	These shares vested on December 14, 2010.
(2)	These shares vest equally on December 5, 2011, 2012 and 2013.
(3)	These shares vest equally on December 12, 2010 and 2011.
(4)	These shares vest equally on December 11, 2010, 2011 and 2012.
(5)	Based on the closing price of the Company’s common stock on September 30, 2010.

Options Exercised and Stock Vested—2010

The following table sets forth the number of shares of common stock acquired during 2010 by each named executive officer upon the exercise of options or through the vesting of restricted stock.

Options Exercised and Stock Vested

During Fiscal Year Ended September 30, 2010

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean M. O’Connor	53,333		537,098	(1)	2,659	41,055
Scott J. Branch	51,626		552,462	(2)	2,659	41,055
Paul G. Anderson	—		—		—	—
William J. Dunaway	—		—		—	—
Brian T. Sephton	15,000		105,226	(3)	8,261	128,327

(1)	This amount reflects the exercise of 20,833 options at an exercise price of $ 10.12 per share; and 32,500 options at an exercise price of $2.50 per share.
(2)	This amount reflects the exercise of 25,000 options at an exercise price of $ 10.12 per share; and 26,626 options at an exercise price of $2.50 per share.
(3)	This amount reflects the exercise of 15,000 options at an exercise price of $ 10.12 per share.

Pension Plans

On September 30, 2009, the Company assumed the FCStone qualified noncontributory defined benefit pension plan in connection with the acquisition of FCStone. The plan was frozen to new employees prior to the acquisition. Additionally, prior to the acquisition, the plan was amended to freeze all future benefit accruals, and accordingly no additional benefits accrue for active participants under the plan. The Company’s funding policy as it relates to this plan is to fund amounts that are intended to provide for benefits attributed to service to date. Messrs. Anderson and Dunaway are the only named executive officers who are participants in the plan.

Mr. Anderson also has a supplemental non-qualified pension plan that has substantially the same provisions as the defined benefit pension plan.

The table below shows the actuarial present value of accumulated benefits payable to Mr. Anderson and Mr. Dunaway, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements, the number of years of service credited to each such named executive officer under the plans, and the payments made during the 2010 fiscal year to each such named executive officer.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul G. (Pete) Anderson	Qualified noncontributory defined benefit plan	21	793,642	52,739
	Supplemental non-qualified pension plan	21	1,995,124	—
William J. Dunaway	Qualified noncontributory defined benefit plan	8	48,894	—

Nonqualified Deferred Compensation

On September 30, 2009, the Company assumed the obligations of FCStone under three deferred compensation plans, consisting of a CEO deferred contribution plan, a mutual commitment compensation plan and an individual non-qualified compensation plan for Mr. Anderson and Mr. Dunaway.

The following table sets forth information with respect to Mr. Anderson and Mr. Dunaway concerning contributions, earnings and distributions under the three former FCStone plans in the 2010 fiscal year, as well as the fiscal year-end balances as of September 30, 2010.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Paul G. (Pete) Anderson	CEO Deferred Compensation Plan			34,288		425,238

	Individual Deferred Compensation Plan			2,602	495,674	1,489,952

William J. Dunaway	Mutual Commitment Compensation Plan					115,975

	Individual Deferred Compensation Plan			663	126,262	379,533

CEO Deferred Compensation Plan. Under the FCStone CEO deferred compensation plan, deferred compensation was credited to Mr. Anderson in January of each year in an amount equal to 15% of his annual incentive bonus for the preceding fiscal year. Each contribution to the deferred compensation plan vested in equal amounts over a five-year period, commencing on December 31 of the year in which the contribution was made. The last contribution to the plan was made by FCStone in 2008, and no further contributions will be made to the plan. The amounts under the plan are fully vested.

Mutual Commitment Compensation Plan. Under the FCStone mutual commitment compensation plan, participants are eligible to receive deferred compensation awards. Deferred compensation is credited to the participant within 60 days after the end of each fiscal year in an amount targeted to equal a percentage of the participant’s annual base salary for such fiscal year. Each contribution to the plan vests after five years. Mr. Dunaway is the only named executive officer who participates in the plan. No awards were made to Mr. Dunaway under the plan in 2010. If Mr. Dunaway leaves the Company due to his total disability, death or retirement, and he is not in violation of his employment agreement, his deferred compensation will continue to vest. If Mr. Dunaway leaves the Company for any other reason, he will be entitled only to the vested portion of his deferred compensation and will lose the right to any unvested amounts.

Individual Deferred Compensation Plan. Under the individual deferred compensation plan established by FCStone for Mr. Anderson and Mr. Dunaway in 2008, FCStone awarded deferred compensation in the amount of $1,967,083 to Mr. Anderson and $501,072 to Mr. Dunaway. The plan was adopted to replace the awards earned in 2008 by Mr. Anderson and Mr. Dunaway under FCStone’s Executive Long Term Incentive Plan. The plan provides that the deferred amounts will be paid in four equal annual installments, commencing on November 5, 2009. The amount of each payment will also include an amount equal to interest that would have accrued on the principal balance at a benchmark rate specified in the plan. Mr. Anderson’s right to payments under the plan are fully vested. Mr. Dunaway’s right to payment requires him to be an employee on the date of the payment, unless his right to payment vested pursuant to the criteria set forth in the Executive Long Term Incentive Plan, which provides for vesting at the rate of 25% per year.

Employment Agreements

The Company has entered into employment agreements with each of the named executive officers.

Employment Agreements with Sean M. O’Connor, Scott J. Branch and Brian T. Sephton

The employment agreements for each of Sean M. O’Connor, Scott J. Branch and Brian T. Sephton currently has a term of one year, and is automatically renewed for an additional term of one year unless either party elects to terminate the agreement.

Under each agreement, the executive is entitled to an annual base salary. The base salary for Mr. O’Connor and Mr. Branch was $400,000 in the 2010 fiscal year. The base salary for Mr. Sephton was $200,000 in the 2010 fiscal year.

Under each agreement, the executive is entitled to an annual bonus in an amount to be determined by the Board of Directors and to participate in all benefit plans generally available to other senior executives.

Each agreement prohibits the executive from soliciting away any customers and employees during the 12 months immediately following any termination of his employment.

Each agreement provide that the executive is entitled to receive severance in the event of the termination of his employment. In the event of termination for cause or voluntary resignation, each executive is entitled to payment of his base salary for a period of 30 days. In the event of termination without cause, each of Mr. O’Connor and Mr. Branch are entitled to payment of his base salary for the longer of the current term of his agreement (which is a maximum of one year) or six months, and Mr. Sephton is entitled to payment of his base salary for four months.

If each of the executives had been terminated for cause or voluntary resignation as of September 30, 2010, they would have been entitled to the following termination payments: Mr. O’Connor ($33,333), Mr. Branch ($33,333) and Mr. Sephton ($16,667). If each of the executives had been terminated by the Company without cause as of September 30, 2010, they would have been entitled to the following termination payments: Mr. O’Connor ($200,000), Mr. Branch ($200,000) and Mr. Sephton ($66,667). These amounts would be payable in a lump sum.

The Company reserves the right to make additional payments to terminated employees if the Company determines that such payments are in the Company’s best interests. The Company also has the right to fully vest executives in their equity awards upon retirement and in certain other termination of services circumstances.

Employment Agreements with Paul G. Anderson and William J. Dunaway

On October 5, 2009, the Company appointed Paul G. Anderson as President and William J. Dunaway as the Chief Financial Officer. Each of them had previously served as executive officers of FCStone.

As a result of the merger with FCStone on September 30, 2009, the Company assumed the existing employment agreements between FCStone and Mr. Anderson and Mr. Dunaway.

The employment agreement with Mr. Anderson has a five-year term ending on August 31, 2012. Under this agreement, Mr. Anderson is currently entitled to receive a minimum annual base salary of $400,000, which is reviewed annually and may be increased by the Board of Directors or the Compensation Committee of the Board of Directors. In addition, Mr. Anderson is eligible for an annual performance-based bonus, as determined according to bonus eligibility criteria set by the Board of Directors or compensation committee. He also is eligible to participate in all employee and executive pension and welfare benefit plans and programs, fringe benefits and perquisites generally available to other senior executives, as amended from time to time. The agreement provides that Mr. Anderson will receive the following payments upon termination of his employment:

•

if Mr. Anderson dies during the term of his employment, his legal representatives will receive any unpaid base salary through the date of his death, any earned but unpaid annual performance-based bonus, a pro-rated annual bonus for the fiscal year in which he died based on the actual bonus determined and paid at the end of such year, and any vested and accrued compensation and benefits under the agreement or other plan, policy, program, agreement or arrangement for him.

•	if the Company terminates Mr. Anderson’s employment due to his physical or mental disability, he will receive any earned but unpaid annual performance-based bonus, a pro-rated annual bonus for the fiscal year in which the termination occurs based on the actual bonus determined and paid at the end of such year, and any vested and accrued compensation and benefits under the agreement or other plan, policy, program, agreement or arrangement for him. In addition, prior to such termination, the Company will continue to pay his compensation, less any disability payments he receives under any applicable short-term or long-term disability policies or plans.

•

if Mr. Anderson terminates his employment without “good reason,” or the Company terminates his employment for “cause,” he will receive any unpaid base salary through the date of termination, and any vested and accrued compensation and benefits under the agreement or other plan, policy, program, agreement or arrangement for him.

•

if Mr. Anderson terminates his employment for “good reason” or the Company terminates his employment other than on account of death or disability or for “cause,” he will receive any unpaid base salary through the date of termination, any earned but unpaid annual performance-based bonus, a pro-rated annual bonus for the fiscal year in which the termination occurs based on the actual bonus determined and paid at the end of such year, an amount equal to 200% of the sum of his then current annual base salary and prior year annual performance-based bonus, and any vested and accrued compensation and benefits under the agreement or other plan, policy, program, agreement or arrangement for him.

The agreement prohibits Mr. Anderson from competing with the Company or soliciting away any customers and employees during the 18 months immediately following any termination of his employment.

The employment agreement with Mr. Dunaway had an original a two-year term ending on August 31, 2010. The Company continues to employ Mr. Dunaway pursuant to the terms of the agreement. Under this agreement, Mr. Dunaway is currently entitled to receive a minimum annual base salary $200,000, which is reviewed annually and may be increased by the Compensation Committee of the Board of Directors. In addition, he is eligible for an annual performance-based bonus, as determined according to bonus eligibility criteria set by the Board of Directors or Compensation Committee. The amount of any bonus is determined by the Board of Directors or the compensation committee in its discretion, consistent with the Company’s performance, the officer’s contribution to performance and any other bonus eligibility criteria set for the particular fiscal year. He is also eligible to participate in all employee and executive pension and welfare benefit plans and programs, fringe benefits and perquisites generally available to other senior executives, as amended from time to time. The agreement provides that Mr. Dunaway will receive the following payments upon termination of his employment:

•

if Mr. Dunaway dies during the term of his employment, his legal representatives will receive any unpaid base salary through the date of his death, any earned but unpaid annual performance-based bonus, a pro-rated annual bonus for the fiscal year in which he died based on the actual bonus determined and paid at the end of such year, and any vested and accrued compensation and benefits under his agreement or our other plans or policies.

•

if we terminate Mr. Dunaway’s employment due to his physical or mental disability, he will receive any earned but unpaid annual performance-based bonus, a pro-rated annual bonus for the fiscal year in which the termination occurs based on the actual bonus determined and paid at the end of such year, and any vested and accrued compensation and benefits under his agreement or the Company’s other plans or policies. In addition, prior to such termination, the Company will continue to pay his compensation, less any disability payments he receives under any applicable short-term or long-term disability policies or plans.

•

if Mr. Dunaway terminates his employment without “good reason,” or the Company terminates his employment for “cause,” he will receive any unpaid base salary through the date of termination, and any vested and accrued compensation and benefits under his agreement or our other plans or policies.

•

if Mr. Dunaway terminates his employment for “good reason” or the Company terminates his employment other than on account of death or disability or for “cause,” he will receive any unpaid base salary through the date of termination, any earned but unpaid annual performance-based bonus, a pro-rated annual bonus for the fiscal year in which the termination occurs based on the actual bonus determined and paid at the end of such year, an amount equal to a percentage (140%) of the sum of his then current annual base salary and prior year annual performance-based bonus, and any vested and accrued compensation and benefits under his agreement or our other plans or policies.

The agreement prohibits Mr. Dunaway from competing with the Company or soliciting away customers and employees during the 24 months immediately following any termination of his employment.

If either of the executives had been terminated as of September 30, 2010 without cause or for good reason, they would have been entitled to payments under the FCStone change in control severance plan described in the following section, rather than their respective employment agreements. If either of the executives had been terminated as of September 30, 2010 for any other reason, they would have received the payments described above.

Potential Payments upon Change of Control

Messrs. O’Connor, Branch and Sephton are not entitled to any benefits, including acceleration of equity awards, upon a change in control of the Company. Mr. Anderson and Mr. Dunaway are entitled to certain benefits upon termination of employment following a change of control under the FCStone’s change in control severance plan assumed by the Company as a result of the acquisition of FCStone.

The FCStone severance plan provides that if, during a change in control period, a participant terminates his employment for “good reason,” or the Company terminates the participant’s employment other than for “cause” or on account of death or disability, the Company will pay the participant, in a lump sum, as follows:

•

an amount equal to base salary through the date of termination, bonus calculated as the average of the prior two fiscal years’ bonus allocated for the portion of the year in which the participant was employed with the Company, and any accrued unpaid vacation pay;

•	an amount equal to the product of the participant’s multiple (which is 36 months in the case of Mr. Anderson and 24 months in the case of Mr. Dunaway) times:

•	the participant’s highest monthly base salary during the 12 month period prior to the date of termination of employment, plus

•

the quotient of (a) the participant’s average annualized annual incentive compensation awards to the participant during the three fiscal years immediately preceding the fiscal year in which employment is terminated, divided by (b) 12;

•	an amount equal to the value of any unvested employer contributions under any qualified defined contribution retirement plan; and

•

an amount equal to 50% of the average annualized equity compensation expense that has been recognized by the Company for financial reporting purposes for awards granted to the participant under any long-term incentive plans during the two immediately preceding fiscal years.

In addition, for a period following the termination of employment of 36 months in the case of Mr. Anderson and 24 months in the case of Mr. Dunaway, the Company will continue to provide the participant and his dependents with such medical, accident, disability and/or life insurance coverage as the Company provided him prior to the date of such termination. Finally, the Company will pay the participant a tax “gross-up” for excise tax payable by the participant under section 4999 of the Internal Revenue Code in connection with the severance benefits.

If, during a change in control period, a participant terminates his employment without “good reason,” or the Company terminates his employment for “cause,” the Company will pay the participant, in a lump sum, his salary through the date of termination, any unpaid bonus and other compensation and benefits for the most recently completed fiscal year, any accrued unpaid vacation pay, and any other amounts or benefits to which the participant is entitled through the date of termination under any other plan, policy, or agreement.

The change in control period is defined as the two year period following the earlier of the date (1) the Company enters into an agreement that would result in a change in control, (2) the Company announces its intention to take actions, or consider taking actions that would result in a change in control, (3) any person becomes a beneficial owner of 10% or more of the voting power of our then-outstanding securities, or (4) the Board of Directors adopts resolutions approving any of the foregoing or any change in control. For purposes of the FCStone severance plan, a “change of control period” commenced on July 2, 2009, when FCStone announced the proposed merger with the Company.

The termination of a participant’s employment will be for “cause” if, (1) it would be a termination for “cause” under the participant’s employment agreement, (2) the participant intentionally engages in an act of misconduct that materially impacts the goodwill or business of the Company; (3) the participant willfully breaches a fiduciary trust for personal profit; or (4) the participant intentionally violates any law, rule or regulation.

A participant may terminate his employment for “good reason” during a change in control period if, without the participant’s consent, (1) he resigns for good reason under his employment agreement, (2) there is a reduction in his base salary as in effect immediately prior to the change in control period, (3) there is a diminution of the participant’s position, authority, duties or responsibilities in effect immediately prior to the change in control period that is not cured, or (4) he is required to relocate.

The following table shows the potential payments for Mr. Anderson and Mr. Dunaway upon termination of employment without cause or with good reason after a change of control, if the termination had occurred on September 30, 2010. Fully vested benefits are not included in the table unless the form, amount or terms of the benefit would be enhanced or accelerated by the termination event.

Benefit	Termination w/o Cause or for Good Reason After Change in Control
Paul G. (Pete) Anderson
Salary and bonus severance payment (1)	$2,931,565
50% of equity compensation payment (2)	258,521
Continuation of insurance coverage (3)	36,107
Tax gross-up (4)
Unvested deferred compensation (5)

Total for Mr. Anderson (6)	$3,226,193

William J. Dunaway
Salary and bonus severance payment (1)	$806,959
50% of equity compensation payment (2)	13,305
Continuation of insurance coverage (3)	24,072
Tax gross-up (4)
Unvested deferred compensation (5)	369,010

Total for Mr. Dunaway (6)	$1,213,346

(1)	Represents the amount calculated pursuant to the severance plan equal to the product of the participant’s multiple (36 months in the case of Mr. Anderson and 24 months in the case of Mr. Dunaway) times the sum of:

•	the participant’s highest monthly base salary during the 12 month period prior to termination, and

•	one month of the participant’s average annualized incentive compensation award during the three preceding fiscal years.

(2)	Represents the amount calculated pursuant to the severance plan equal to 50% of average annualized equity compensation expense for long-term incentive plan awards granted during the two preceding fiscal years.

(3)	Represents the amount calculated pursuant to the severance plan equal to our estimated incremental cost for medical, accident, disability and/or life insurance continuation coverage following termination of employment for 36 months in the case of Mr. Anderson and 24 months in the case of the other participants.

(4)	The severance plan provides for a tax gross-up for any excise taxes payable under Section 4999 of the Internal Revenue Code. There was no tax gross payment required as of September 30, 2010 because the payments to be made by the Company to the participants would not be subject to such excise taxes.

(5)	The severance plan provides for the payment of an amount equal to the value of any unvested employer contributions made on the participant’s behalf under any deferred compensation plans.

(6)	With the exception of the continuation of insurance coverage, all amounts would be paid to the participant in a lump sum.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE

John M. Fowler, Chairman

Jack Friedman

Robert A. Miller

Eric Parthemore

John Radziwill

The Compensation Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR COMPENSATION

The Board of Directors has retained the oversight of Director compensation and has not delegated that function to any of its committees. The Board periodically reviews its non-executive Director compensation to determine if any adjustments are necessary in order for the Company to attract and retain qualified Directors.

The Company reimburses non-employee Directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors.

For the 2010 fiscal year, the Company’s non-employee Directors received the following amounts:

•	$50,000 per year for service as a Director.

•	$28,000 per year for service as chairman of the Board.

•	$15,000 per year for service as vice-chairman of the Board.

•	$10,000 per year for service as chairperson of the Audit Committee.

•	$5,000 per year for service as chairperson of the Compensation Committee.

•	$5,000 per year for service as chairperson of the Nominating & Governance Committee.

•	A grant of restricted stock having a fair value of $25,000

For the 2011 fiscal year, the Company’s non-employee Directors will receive the following amounts:

•	$50,000 per year for service as a Director.

•	$28,000 per year for service as chairman of the Board.

•	$15,000 per year for service as vice-chairman of the Board.

•	$10,000 per year for service as chairperson of the Audit Committee.

•	$5,000 per year for service as chairperson of the Compensation Committee.

•	$5,000 per year for service as chairperson of the Nominating & Governance Committee.

•	A grant of restricted stock having a fair value of $25,000

No Director who serves as an employee of the Company receives compensation for services rendered as a Director.

During the 2010 fiscal year, each Director was given the option to participate in the Company’s restricted stock program which operates in conjunction with the Restricted Stock Plan. Eight of the Directors, Messrs. Veitia, Friedman, Bunte, Henze, Krehbiel, Parthemore, Wheeler and Miller, elected to participate in fiscal 2010. Fifteen percent (15%) of fees payable to them during their period of participation were exchanged for shares of restricted stock.

All Directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for the Company. The Company also extends coverage to Directors under the Company’s directors and officers’ indemnity insurance policies.

The following chart summarizes the 2010 compensation for the Company’s non-employee Directors.

Non-Employee Director Compensation

For Fiscal Year Ended September 30, 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Brent Bunte	42,500	33,363	2,464		78,327
John M. Fowler	55,000	25,010			80,010
Jack Friedman	53,000	41,021			94,021
Daryl Henze	49,500	39,043			88,543
Bruce Krehbiel	42,500	35,035			77,535
Robert A. Miller, Ph.D.	42,500	35,035			77,535
Eric Parthemore	42,500	35,035			77,535
John Radziwill	55,000	25,010			80,010
Diego Veitia	62,100	46,219			108,319
Justin R. Wheeler	42,500	34,193	1,239		77,932

(1)	The amounts in this column represent the fair value of restricted stock awards granted to each Director in fiscal 2010. Fair value is calculated using the closing price of the Company’s stock on the date of grant. For additional information, refer to Note 18 to the Company’s consolidated financial statements for the fiscal year ended September 30, 2010, set forth in the Company’s Form 10-K for the 2010 fiscal year. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named Directors. Messrs. Veitia, Friedman, Bunte, Henze, Krehbiel, Parthemore, Wheeler and Miller chose to participate in the Company’s restricted stock program which operates in conjunction with to the Restricted Stock Plan. Each Director exchanged a portion of his Director’s fees for shares of restricted stock valued at a discount of 25% to the fair market value on date of grant. At September 30, 2010, the non-employee Directors held restricted stock in the following quantities: Mr. Bunte (1,990 shares), Messrs. Krehbiel and Parthemore (2,039 shares), Mr. Henze (2,133 shares), Mr. Friedman (2,179 shares), Mr. Fowler (3,234 shares), Mr. Radziwill (3,592 shares), Messrs. Miller and Wheeler (3,704 shares) and Mr. Veitia (4,636 shares).
(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2010 fiscal year of the expense recognized by the Company in accordance with the Stock Compensation Topic of the Accounting Standards Codification. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to option grants made prior to fiscal 2010, see Note 18 to the Company’s consolidated financial statements for the fiscal year ended September 30, 2010, set forth in the Company’s Form 10-K for the 2009 fiscal year. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named Directors. At September 30, 2010, the non-employee Directors held options to acquire shares in the following quantities: Mr. Bunte (13,314 shares), Mr. Krehbiel (24,927 shares), Mr. Parthemore (18,872 shares), Mr. Henze (2,728 shares), Mr. Friedman (19,314 shares), Messrs. Veitia, Fowler and Radziwill (5,000 shares), Mr. Wheeler (5,114 shares) and Mr. Miller (7,000 shares).

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

Shareholders are being asked to ratify and approve the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2011 fiscal year. The selection of KPMG was made by the audit committee of our Board of Directors. KPMG has served as the Company’s independent auditors during fiscal year 2010 and served as the independent auditors of FCStone Group, Inc. and its predecessor firm since 1980. In connection with the audit of our 2010 fiscal year financial statements, the Company entered into an engagement agreement with KPMG which sets forth the terms by which KPMG will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The ratification and approval by shareholders of the selection of KPMG effectively would also be a ratification of that agreement.

Audit services provided by KPMG for our 2010 fiscal year included the examination of the consolidated financial statements of the Company and services related to our periodic filings with the SEC. The services provided by KPMG are more fully described in this proxy statement under the captions “Audit Committee Report” and “Fees Paid to Independent Registered Public Accountants.”

On November 13, 2009, as a result of a competitive request for proposal, the Board of Directors of the Company decided to change the Company’s independent registered public accounting firm from Rothstein Kass & Company, P.C. (“Rothstein”) to KPMG, effective upon the completion of the Rothstein’s audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2009.

Effective December 15, 2009, upon the filing by the Company of its Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (the “Form 10-K”), Rothstein completed its audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2009 and was no longer the Company’s independent registered public accounting firm.

The engagement of KPMG as the Company’s independent public accounting firm, became effective on December 15, 2009, following the filing of the Form 10-K, subject to shareholder approval at the Company’s 2010 annual shareholders’ meeting.

The decision to change independent registered certified accounting firms was approved by the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors.

The reports of Rothstein on the financial statements of the Company for the years ended September 30, 2009 and 2008 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two fiscal years prior to the change in accountants, consisting of the fiscal years ended September 30, 2009 and 2008, and through December 15, 2009, there were no disagreements with Rothstein on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Rothstein would have caused it to make reference to the subject matter of such disagreements in connection with their reports on the financial statements for such years and any interim periods. Further, there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K during the Company’s two most recent fiscal years.

During the fiscal years ended September 30, 2009 and 2008 and through December 15, 2009, neither the Company, nor anyone acting on their behalf, consulted with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any matters that were either the subject of a disagreement (as that term is used in
Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Prior to the Company’s engagement of KPMG, KPMG did not provide the Company with either written or oral advice that was an important factor considered by the Company in reaching a decision to change its independent registered public accounting firm from Rothstein.

Representatives of KPMG are expected to be present at the 2011 annual meeting (either in person or by teleconference), will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s bylaws or otherwise. However, the Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

The Audit Committee operates under a written charter approved by the Board, a copy of which may be found on the Company’s website, www.intlassets.com. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor, independent advisors, and consultants.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 114 relating to communication with audit committees. In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by the applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, has discussed with the independent accountants their independence from the Company and its management, and has considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their respective audits. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls, including the clarity of the disclosures, and procedures and internal control over financial reporting. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the Securities and Exchange Commission and has selected KPMG LLP to serve as the Company’s independent auditors for 2011.

Respectfully submitted,

THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Daryl Henze (Chairman)

Brent Bunte

Bruce Krehbiel

John Radziwill

Justin Wheeler

The Audit Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Fees Paid To Independent Registered Public Accounting Firms

KPMG LLP (“KPMG”), the Company’s independent registered public accountants for the fiscal year ending September 30, 2010, performed the review of each of the Company’s quarterly reports for the 2010 fiscal year and the audit of the Company’s financial statements for the year ended September 30, 2010.

Rothstein, Kass & Company, P.C (“Rothstein Kass”), the Company’s independent registered public accountants for the fiscal year ending September 30, 2009, performed the review of each of the Company’s quarterly reports for the 2009 fiscal year and the audit of the Company’s financial statements for the year ended September 30, 2009.

The following table presents fees billed for professional audit and other services rendered by KPMG and Rothstein Kass and for the periods presented.

	Fiscal 2010 KPMG	Fiscal 2009 Rothstein Kass
Audit Fees(1)	$955,000	$655,000
Audit Related Fees (2)	83,352	33,500
Tax	46,340	0
All Other Fees (3)	0	30,421

Total	$1,084,692	$718,921

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees,” including registration statement filings.
(3)	Other Fees consist of fees billed for due diligence services performed in relation to the merger with FCStone.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. During the 2010 fiscal year, 100% of the audit and tax services were pre-approved by the Audit Committee.

PROPOSAL 3

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE

NAME OF THE COMPANY TO INTL FCSTONE INC.

Overview

The International Assets Board of Directors has unanimously approved a proposal to amend the Company’s certificate of incorporation to change the name of the Company from International Assets Holding Corporation to “INTL FCStone Inc.”, subject to shareholder approval. The Board has declared this amendment to be advisable and recommended that this proposal be presented to International Assets’ shareholders for approval.

If the shareholders approve this Proposal No. 3, International Assets will file a certificate of amendment to the Company’s certificate of incorporation with the Secretary of State of the State of Delaware to change the Company’s name. Upon filing the certificate of amendment to International Assets’ certificate of incorporation, the name of the Company will become INTL FCStone Inc.

Reasons for the Name Change

During the year following the merger between International Assets Holding Corporation and FCStone Group, Inc., the Board of Directors, management and employees of the Company have worked continuously to integrate the two organizations. Today, the Company provides customers across the globe with execution, clearing and advisory services in commodities, capital markets, currencies, asset management and more. The new name will assist the Company in communicating the size and range of services provided by the Company to an expanding global customer base, increase the visibility of the subsidiaries and divisions of the Company (most of which already have either “INTL” or “FCStone” in their respective names) and reinforce the connection to the parent company. In addition, the new name will demonstrate that the two organizations have merged into a single, unified organization, with all of the constituent units closely aligned for greater growth and more effective customer service.

The new name will further allow the Company to take full advantage of the very strong brand equity that FCStone currently enjoys, while continuing to take advantage of the substantial name recognition INTL enjoys in many countries around the globe. The new name will also eliminate much of the need to explain to clients and potential customers the corporate connection between “International Assets Holding Corporation” and “FCStone”.

Finally, with the announcement on December 15, 2010 that the Company’s NASDAQ ticker symbol had been changed from “IAAC” to “INTL”, the change of the Company name at this time will eliminate confusion and reinforce the brand recognition of the Company. The ticker symbol will not only reflect the “INTL” abbreviation and logo of the Company, but will also be the first four letters of the Company name.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE CHANGE OF THE COMPANY NAME FROM INTERNATIONAL ASSETS

HOLDING CORPORATION TO INTL FCSTONE INC.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the Company are entitled to vote at the annual meeting on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on International Assets or the Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section contained in this Proxy Statement, International Assets’ executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base salary, bonuses under established bonus plans with objective criteria, discretionary bonuses based on subjective criteria, health insurance and similar benefits. The bonus payments under the established bonus plan are based upon one or more of the following business criteria: change in share price, adjusted return on equity, control of fixed costs, control of variable costs, and adjusted EBITDA growth. Further indicative of the alignment between executive compensation and shareholder value is the fact that bonuses may be paid in a combination of cash and restricted stock on a basis to be established by the Compensation Committee.

During the past year, International Assets has been focused on the objective of creating a customer-centric, growth oriented global company. With the merger with FCStone Group, Inc. and the acquisition of additional firms during the past fiscal year, the Company has made significant progress in reaching its growth targets. In this regard, fiscal year 2010 accomplishments include, among other things, the following:

•	Integration of International Assets Holding Corporation and FCStone Group, Inc.

•

Expansion of product expertise and creation of a more comprehensive array of services with strategic acquisitions of the companies and businesses of Risk Management Incorporated and RMI Consulting, Inc., Hanley Group Capital and its affiliated companies, Provident Group, and Hencorp Becstone Futures, LC (effective October 1, 2010).

•	Expansion of operations and infrastructure in Australia, China, Singapore, United Kingdom, Ireland, Argentina, Brazil, and Canada.

•	Strengthening the balance sheet and positioning the Company for continued growth.

The advisory vote regarding the compensation of the named executive officers shall be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be counted as either votes cast for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS

DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND

ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE

COMPENSATION

Under the Dodd-Frank Act, the shareholders of the Company are entitled to vote at the annual meeting regarding whether the advisory vote on executive compensation should occur every one, two or three years. Under proposed regulations issued by the SEC (the “Proposed Regulations”), shareholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the shareholder vote on the frequency of the advisory vote on executive compensation is an advisory vote only, and it is not binding on International Assets or the Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.

The Board of Directors has determined that an advisory shareholder vote on executive compensation every three years is the best approach for International Assets and its shareholders for following reasons:

•	International Assets’ long-term incentive program is based on long-term strategies and long-term performance criteria.

•	A three-year cycle will provide investors with sufficient time to evaluate the effectiveness of the Company’s incentive programs, compensation strategies and the total Company performance; and

•

A three-year cycle provides the Board of Directors and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any desired changes to International Assets’ executive compensation program.

In accordance with the Proposed Regulations, the advisory vote regarding the frequency of the shareholder vote described in this Proposal No. 5 shall be determined by a plurality of the votes cast. Abstentions will not be counted as either votes cast for or against the proposal.

If no voting specification of abstention is made on a properly returned or voted proxy card, Sean M. O’Connor or Diego Veitia (proxies named on the proxy card) will vote FOR THREE YEARS for the frequency of the advisory vote on executive compensation described in this Proposal No. 5.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR THREE

YEARS” ON PROPOSAL NO. 5 REGARDING THE FREQUENCY OF THE SHAREHOLDER VOTE

TO ON EXECUTIVE COMPENSATION. NOTE: SHAREHOLDERS ARE NOT VOTING TO

APPROVE OR DISAPPROVE THE BOARD OF DIRECTORS’ RECOMMENDATION REGARDING

THIS PROPOSAL NO. 5.

PROPOSAL 6

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for consideration at the 2011 annual meeting. If any other matters are properly brought before the 2011 annual meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment.

MANAGEMENT

The following table lists certain information about the executive officers of the Company:

Name	Age	Director Since	Officer Since	Position with the Company
Sean M. O’Connor	48	2002	2002	Director and Chief Executive Officer
Paul G. Anderson	58	2009	2009	Director and President
Scott J. Branch	48	2002	2002	Director and Chief Operating Officer
William J. Dunaway	39	—	2009	Chief Financial Officer
Brian T. Sephton	53	—	2004	Chief Legal and Governance Officer
Nancey M. McMurtry	63	—	2003	Vice President
David A. Bolte	51	—	2010	Corporate Secretary
James W. Tivy	43	—	2008	Group Controller

The background of each of the Company’s executive officers who also serve as a Director is set forth in Proposal 1—Election of Directors. The backgrounds of Mr. Dunaway, Mr. Sephton, Ms. McMurtry, Mr. Bolte and Mr. Tivy are set forth below.

William J. Dunaway was appointed Chief Financial Officer of International Assets on October 5, 2009 following the merger with FCStone. From January 2008 until the merger, Mr. Dunaway was the Chief Financial Officer of FCStone. Mr. Dunaway has over 16 years of industry experience with FCStone and its predecessor companies, including service as the Executive Vice President and Treasurer.

Brian T. Sephton was appointed Chief Legal and Governance Officer of the Company on October 5, 2009 following the merger with FCStone. Mr. Sephton joined the Company in December 2004 as its Executive Vice President and was appointed Chief Financial Officer effective January 1, 2005. From 1999 until 2004, Mr. Sephton served as Senior Vice President of Standard New York Securities in Miami, Florida, with responsibilities for managing the activities of an office specializing in Latin American investment banking and investment advisory businesses. Mr. Sephton qualified as both a chartered accountant and an attorney in South Africa.

Nancey M. McMurtry joined International Assets in 1988 and currently serves as Vice President and Global Head of Compliance. Prior to 2003, she served as Assistant Secretary of International Assets, and from 2003 to 2010 she served as Corporate Secretary for the Company. Under her service as Vice President Ms. McMurtry serves in various capacities within the group of companies, as well as being in charge of all compliance functions within the group of companies.

David A. Bolte was appointed as the Company’s Corporate Secretary effective January 1, 2010. Mr. Bolte has over 15 years of industry experience with FCStone, or one of its predecessor companies, most recently as Corporate Counsel, Vice-President of Compliance and Secretary for FCStone and its subsidiary companies. Mr. Bolte has been a member of the Iowa Bar since 1987.

James W. Tivy joined the Company in 2008 and currently serves as its Group Controller. From 2006 through 2007 Mr. Tivy served as the Manager of Financial Reporting for Hard Rock International, which was a subsidiary of Rank Group, Plc. From 2004 until 2006 Mr. Tivy served as the Accounting Manager of Faro Technologies, Inc., a Nasdaq listed corporation. Mr.  Tivy has been a CPA since 1995.

CODE OF ETHICS

The Company has adopted a Code of Ethics which applies to the Company’s officers, Directors and employees. A copy of the Company’s Code of Ethics is available on the Company’s website www.intlassets.com.

The Code of Ethics governs the behavior of all the Company’s employees, officers and Directors, including the named executive officers. The Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.

If one of the Company’s executive officers has the opportunity to invest or otherwise participate in such a transaction, the policy requires the executive to contact the President and the Chairman of the Audit Committee. Any such transaction must be approved by the Audit Committee.

The Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth in the Code of Ethics must be requested in writing addressed to the Audit Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the Chairman of the Audit Committee and no exceptions shall be effective unless approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of December 31, 2010, by:

•	each person known by the Company to own more than 5% of the Company’s common stock,

•	each Director and nominee for Director of the Company,

•	each of the Company’s executive officers named in the “Summary Compensation Table” and

•	all of the Company’s executive officers and Directors of the Company as a group.

Name	Number of Shares Beneficially Owned (1)(2)	Percent of Class
Bares Capital Management, Inc.(3)	1,762,597	9.8%
Leucadia National Corporation (4)	1,384,985	7.7%
Sean M. O’Connor (5) (6) (7)	1,222,821	6.8%
St. James Trust (8)	780,434	4.3%
Scott J. Branch (9) (10) (11)	1,046,091	5.8%
Barbara Branch (12)	367,647	2.0%
John Radziwill (13) (14) (15) (16)	852,694	5.0%
Goldcrown Asset Management Ltd. (17)	569,853	3.2%
Paul G. Anderson (18)	191,643	1.1%
Diego J. Veitia (19) (20)	114,731	*
Brian T. Sephton (21)	94,190	*
Jack Friedman (22)	82,547	*
Brent Bunte (23)	74,872	*
Bruce Krehbiel (24)	59,599	*
Nancey McMurtry (25)	54,909	*
Eric Parthemore (26)	43,052	*
John M. Fowler (27)	30,300	*
Robert A. Miller (28)	27,960	*
William J. Dunaway (29)	27,542	*
James W. Tivy (30)	14,426	*
Justin R. Wheeler (31)	9,824	*
David A. Bolte (32)	9,012	*
Daryl Henze (33)	6,682	*
All Directors and executive officers as a group (18 persons)(34)	3,962,895	21.5%

*	Less than 1.0%
(1)	Except as otherwise noted, all shares were owned directly with sole voting and investment power.
(2)	Includes shares of common stock that can be acquired under outstanding options within 60 days from December 31, 2010 and restricted shares granted through December 31, 2010.
(3)	The address of Bares Capital Management, Inc. is 221 W 6th Street, Suite 1225 Austin, TX 78701
(4)	The address of Leucadia National Corporation is 315 Park Ave. S., New York, New York 10010.
(5)	The address of Sean M. O’Connor is 708 Third Avenue, 15th Floor, New York, New York 10017.
(6)	Includes 780,434 shares held by The St. James Trust. Mr. O’Connor is an advisor to The St. James Trust and his family members are among the beneficiaries of the Trust.
(7)	Includes 132,500 shares that Mr. O’Connor may acquire under outstanding stock options and 30,566 restricted shares. As of December 31, 2010, 133,246 of these shares were held in a margin account.
(8)	The address of the St. James Trust is Standard Bank Offshore Trust Company Jersey Ltd., Standard Bank House, 47-49 La Motte Street, St. Helier, Jersey JE4 8XR, Channel Islands.
(9)	Scott J. Branch’s address is 708 Third Avenue, 15th Floor, New York, New York 10017.
(10)	Includes 367,647 shares owned by Mr. Branch’s spouse, Barbara Branch.
(11)	Includes 78,374 shares that Mr. Branch may acquire under outstanding stock options and 30,566 restricted shares. As of December 31, 2010, 52,659 of these shares were held in a margin account.
(12)	Barbara Branch’s address is 708 Third Avenue, 15th Floor, New York, New York 10017.
(13)	Includes 3,536 restricted shares.
(14)	Includes 569,853 shares owned by Goldcrown Asset Management Limited. Mr. Radziwill is a Director and a beneficial owner of more than 10% of Goldcrown Asset Management Limited.
(15)	Includes 279,030 shares owned by Humble Trading Limited. Mr. Radziwill is affiliated with Humble Trading Limited but disclaims beneficial ownership of these shares.
(16)	The address of John Radziwill is c/o INTL, Phoenix House, 18 King William Street, London, EC4N 7BP UK
(17)	The address of Goldcrown Asset Management Limited is 16 Phillips Hatch, Wonersh, Guildford, GU5 0PX UK.
(18)	Includes 171,752 shares issuable upon the exercise of stock options exercisable, 7,434 shares held in Mr. Anderson’s employee stock ownership plan account and 5,377 restricted shares.
(19)	Includes 90,000 shares held by The Diego J. Veitia Family Trust (the “Veitia Family Trust”). Mr. Veitia is the settlor, sole trustee and primary beneficiary of the Veitia Family Trust and 21,024 shares in Veitia and Associates of which Mr. Veitia is the sole owner. As of December 31, 2010, 90,000 of these shares were held in a margin account.
(20)	Includes 5,207 restricted shares.
(21)	Includes 23,871 restricted shares. As of December 31, 2010, 63,819 of these shares were held in a margin account.
(22)	Includes 19,314 shares that Mr. Friedman may acquire under outstanding stock options, 2,735 restricted shares and 48,001 shares held by Innovative Ag Services, of which Mr. Friedman is manager.
(23)	Includes 13,053 shares issuable upon the exercise of stock options, 2,324 restricted shares and 58,300 shares held by NEW Cooperative, of which Mr. Bunte is manager.
(24)	Includes 24,927 shares that Mr. Krehbiel may acquire under outstanding stock options, 2,362 restricted shares and 30,000 shares held by Kanza Cooperative Association, of which Mr. Krehbiel is manager.

(25)	Includes 3,000 shares that Ms. McMurtry may acquire under outstanding stock options and 17,202 restricted shares.
(26)	Includes 18,872 shares issuable upon the exercise of stock options, 2,362 restricted shares and 21,243 shares held by Heritage Cooperative, Inc., of which Mr. Parthemore is president and chief executive officer.
(27)	Includes 3,234 restricted shares and 2,000 shares owned by Mr. Fowler’s spouse.
(28)	Includes 1,000 shares that Dr. Miller may acquire under outstanding stock options and 3,817 restricted shares. As of December 31, 2010, 22,673 of these shares were held in a margin account.
(29)	Includes 23,010 shares that Mr. Dunaway may acquire under outstanding stock options, 2,396 restricted shares and 2,136 shares held in Mr. Dunaway’s employee stock ownership plan account.
(30)	Includes 3,334 shares that Mr. Tivy may acquire under outstanding stock options and 1,906 restricted shares. As of December 31, 2010, 7,851 of these shares were held in a margin account.
(31)	Includes 3,779 restricted shares. As of December 31, 2010, 5,170 of these shares were held in a margin account.
(32)	Includes 2,032 shares that Mr. Bolte may acquire under outstanding stock options, 136 restricted shares and 6,171 shares held in Mr. Bolte’s employee stock ownership plan account.
(33)	Includes 2,728 shares issuable upon the exercise of stock options and 2,612 restricted shares.
(34)	Includes 493,896 shares issuable upon the exercise of currently exercisable stock options and 146,350 restricted stock shares.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission.

Based solely on the review of such reports, the Company is aware of one filed report by Mr. Friedman and one filed report by Mr. Fowler under Section 16(a) which were not filed on a timely basis during the 2010 fiscal year. In addition, the company is aware of the untimely filing of reports by the non-executive directors of restricted stock acquired prior to May 1, 2010 through the Company’s Restricted Stock Plan as part of the annual compensation of independent directors and as disclosed in the 2010 Proxy Statement. All restricted stock awarded under the Restricted Stock Plan subsequent to May 1, 2010 has been timely reported.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Four of the Company’s Directors, Brent Bunte, Jack Freidman, Bruce Krehbiel and Eric Parthemore, are executive officers of cooperatives that utilize the services of the Company. The following table sets forth the amounts paid by these stockholder cooperatives for services rendered by the Company during the 2010 fiscal year.

Director	Director’s Cooperative	Amounts Paid by Cooperative to the Company for Services
Brent Bunte	NEW Cooperative	$212,882
Jack Friedman	Innovative Ag Services	$231,011
Bruce Krehbiel	Kanza Cooperative Association	$121,669
Eric Parthemore	Heritage Cooperative Inc.	$170,726

The Company’s policy is that all transactions between the Company and its officers, Directors and/or five percent stockholders must be on terms that are no more favorable to those related parties than the terms provided to the Company’s other customers.

GENERAL INFORMATION

Shareholder Proposals

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2012 annual meeting of shareholders and that shareowners desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its corporate offices no later than September 16, 2011, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

If a shareholder wishes to present a proposal at the Company’s 2012 annual meeting or to nominate one or more Directors and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareowner must give advance written notice to the Company by December 1, 2011, as required by SEC Rule 14a-4(c)(1).

Any shareholder filing a written notice of nomination for Director must describe various matters regarding the nominee and the shareholder, including such information as name, address, occupation and shares held. Any shareholder filing a notice to bring other business before a shareholder meeting must include in such notice, among other things, a brief description of the proposed business and the reasons for the business, and other specified matters. Copies of those requirements will be forwarded to any shareholder upon written request.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Directors, officers or other regular employees of the Company. No additional compensation will be paid to Directors, officers or other regular employees for such services.

Availability of Form 10-K

The Company will provide the Company’s Annual Report on Form 10-K for the 2010 fiscal year to shareholders, without charge, upon written request. Such requests should be submitted to International Assets Holding Corporation, 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. Exhibits to Form 10-K will also be provided upon specific request.

Diego J. Veitia
Chairman

January 14, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

International Assets Holding Corporation	INTERNET http://www.proxyvoting.com/INTL Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  wo#

87109

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Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

1. To elect four directors Nominees:	☐	☐	☐	2. To ratify the appointment of KPMG LLP as the Company’s registered independent public accountants for the 2011 fiscal year.	☐	☐	☐
01 Scott J. Branch 02 Bruce Krehbiel 03 Eric Parthemore 04 John Radziwill				3. To amend the Company’s certificate of incorporation to change the company name to INTL FCStone Inc.	☐	☐	☐
				4. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions	Management recommends a vote for Shareholder approval every 3 years.
		1 year	2 years	3 years	Abstain
	5. Executive Compensation Frequency Shareholder Vote	☐	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://materials.proxyvote.com/459028

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PROXY

INTERNATIONAL ASSETS HOLDING CORPORATION

780 THIRD AVENUE

SUITE 1500

NEW YORK, NEW YORK 10017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS DIEGO J. VEITIA AND SEAN M. O’CONNOR, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF INTERNATIONAL ASSETS HOLDING CORPORATION HELD OF RECORD BY THE UNDERSIGNED ON JANUARY 5, 2011, AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 24, 2011, OR ANY ADJOURNMENT THEREOF.

The shares represented by this proxy when properly executed, will be voted as specified by the undersigned shareholder(s) in items 1, 2, 3, 4 and 5 on the reverse side. If this card contains no specific voting instructions, the shares will be voted FOR the Proposal 1, 2, 3 and 4, and FOR a frequency of every THREE YEARS on Proposal 5. In their discretion, the Proxies are also authorized to vote upon such other business as may properly come before the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) wo# 87109